Exhibit 99.1

Nightfood Announces Production Scheduled for Two New Cookie Flavors: Snoozerdoodle and Date Night Cherry Oat

Tarrytown, NY, November 8, 2022 – Nightfood Holdings, Inc. (OTCQB: NGTF), the company pioneering the sleep-friendly nighttime snacking category, today announced that research and development work has been successfully completed on two new flavors of cookies, which will soon join Nightfood’s recently launched Prime-Time Chocolate Chip cookies.

Hundreds of hotels across the country now stock Nightfood ice cream pints since the brand’s introduction into national hotel distribution earlier this year. The Company recently reported that Nightfood was capturing a strong share of hotel lobby shop pint ice cream sales when head-to-head with Haagen Dazs, Ben & Jerry’s, and other legacy brands.

Now, hotels can also offer Nightfood sleep-friendly cookies for their guests’ nighttime cravings as an alternative to Oreos, Chips Ahoy, and others.

Nightfood’s Snoozerdoodle is a snickerdoodle cookie, with a dusting of ground cinnamon and sugar. Each 30-gram serving is 100 calories, with 4 grams of protein, 3 grams of fiber, and 5 grams of sugar.

Date Night Cherry Oat features melatonin-rich Montmorency cherries as the first ingredient. Each 30-gram serving is 100 calories with 3 grams of protein, 2 grams of fiber, and 8 grams of sugar.

For comparison, a 30-gram serving of Oreos is 140 calories, 1 gram of protein, <1 gram of fiber, and 12 grams of sugar.

“The feedback on Prime-Time Chocolate Chip has been fantastic, and we’re excited to introduce these flavors to round out the cookie line,” commented Sean Folkson, Nightfood CEO. “We’re in the paperwork stages of getting Nightfood cookies set up with some of the largest broadline distributors in the country, making them available to hotels coast to coast, just like our ice cream.”

Production for both flavors is slated for early December. Available in two-serving, 60-gram pouches, all flavors of Nightfood cookies are expected to sell for between $4.49 and $6.49 per pouch in hotels.

About Nightfood

Nightfood is pioneering the category of sleep-friendly nighttime snacking.

Over 80% of Americans snack regularly at night, resulting in an estimated 700 million nighttime snack occasions weekly, and an annual spend on night snacks of over $50 billion. The most popular choices are ice cream, cookies, chips, and candy. Recent research confirms such snacks, in addition to being generally unhealthy, can impair sleep, partly due to excess fat and sugar consumed before bed.

Nightfood’s sleep-friendly snacks are formulated by sleep and nutrition experts to contain less of those sleep-disruptive ingredients, along with a focus on ingredients and nutrients that research suggests can support nighttime relaxation and better sleep quality.

The brand is currently focused on establishing widespread national distribution of its sleep-friendly snacks in the high-margin hotel vertical. Nightfood ice cream began rolling into hotels across the United States in May 2022.

Nightfood ice cream pints can be found in hundreds of hotels across the United States, including select locations of chains such as Courtyard by Marriott, Holiday Inn Express, Springhill Suites, Hyatt Place, Fairfield Inn & Suites and many more.

Management believes hotels have an obligation to help guests achieve better sleep at every touchpoint, and one way to do that is through the snacks hotels curated for guests in hotel grab-and-go lobby shops.

With an estimated 56,000 hotels across the United States, national distribution is expected to lead to profitability, consumer adoption of the nighttime snack category, and a strategically defensible position from which category leadership can be maintained.

Questions can be directed to investors@Nightfood.com

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Forward Looking Statements:

This current press release contains “forward-looking statements.” Statements in this press release which are not purely historical (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects” and “estimates”) are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future, including but not limited to, sales projections, potential customers, any products sold or cash flow from operations.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, (a) the inherent uncertainties associated with distribution of our products, (b) the market acceptance of our products at all levels of distribution and sale, including retail purchasers, wholesalers and hotel chains, (c) the success and commitment of our distribution partners to access distribution channels and successfully engage with sellers of our products, including, supermarkets and hotel chains, and our success in obtaining purchase orders from hotel chains, supermarkets and others, (d) competition from existing and new companies and products and (e) difficulties associated with obtaining financing on acceptable terms . These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our most recent annual report for our last fiscal year, our quarterly reports, and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Media Contact:

Simon Dang
simon@nightfood.com
718-635-2949

Investor Contact:

Stuart Smith

SmallCapVoice

investors@nightfood.com

888-888-6444, x3

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